Exhibit 5


                               AOL LETTERHEAD




                                   June 28, 1996




America Online, Inc.
8619 Westwood Center Drive
Vienna, Virginia 22182-2285

Ladies and Gentlemen:

     This opinion is furnished in connection with the filing by America Online, Inc. (the "Company") with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended. You have requested my opinion concerning the status under Delaware law of the 37,344 shares (the "Shares") of the Company's common stock, par value $.01 per share ("Common Stock"), and certain Common Stock Purchase Rights (the "Rights") which are being registered under the Registration Statement for issuance by the Company pursuant to the terms of the 2Market, Inc. 1995 Stock Option Plan (the "Plan").

     I am Associate General Counsel to the Company and have acted as counsel in connection with the Registration Statement. In that connection, I, or a member of my staff upon whom I have relied, have examined and am familiar with originals or copies, certified or otherwise, identified to our satisfaction, of:

     1. Restated Certificate of Incorporation of the Company as presently in effect;

     2.   Restated By-Laws of the Company as presently in effect;

     3.   Certain resolutions adopted by the Company's Board of Directors;

     4.   2Market, Inc. 1995 Stock Option Plan; and

     5.   Rights Agreement of the Company.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have also assumed that:
(i) all of the Shares will be issued for the consideration permitted under the Plan as currently in effect, and none of such Shares will be issued for less than $.01; (ii) all actions required to be taken under the Plan by the Compensation Committee and the Board of Directors of the Company have been or will be taken by the Compensation Committee and the Board of Directors of the Company, respectively; and (iii) at the time of the exercise of the options under the Plan, the Company shall continue to have sufficient authorized and unissued shares of Common Stock reserved for issuance thereunder.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The shares of Common Stock and the related Common Stock Purchase Rights which may be issued upon the exercise of the Rights have been duly authorized for issuance.

     2. If and when any Common Stock and the related Common Stock Purchase Rights are issued in accordance with the authorization therefor (as adjusted) established with respect to the applicable Rights in accordance with the requirements of the Plan, and against receipt of the exercise price therefor, and assuming the continued updating and effectiveness of the Registration Statement and the completion of any necessary action to permit such issuance to be carried out in accordance with applicable securities laws, such shares of Common Stock will be validly issued, fully-paid and nonassessable, and the accompanying Common Stock Purchase Rights, if the Company's Common Stock Purchase Rights have not expired or been redeemed in accordance with the terms of the Rights Agreement, will be validly issued.

     This opinion is limited to the General Corporation Law of the State of Delaware and federal law. We express no opinion with respect to the laws of any other jurisdiction.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement and any amendment thereto.

                                   Very truly yours,

                                   /s/ David W. Phillips

                                   David W. Phillips
DWP/jem